UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

April 29, 2005
Date of Report
(Date of earliest event reported)

CORIXA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22891	91-1654387
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1900 9th Avenue, Suite 1100, Seattle, WA 98101
(Address of principal executive offices, including zip code)

(206) 366-3700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01. Entry into a Material Definitive Agreement.

     On April 29, 2005, Corixa Corporation (“Corixa”), SmithKline Beecham Corporation (“GSK”), and GSK Delaware Corp., a wholly owned subsidiary of GSK (the “Merger Subsidiary”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), under which the Merger Subsidiary will be merged with and into Corixa, with Corixa continuing after the Merger as the surviving corporation and as a wholly owned subsidiary of GSK (the “Merger”). The consummation of the Merger is subject to a number of closing conditions, including adoption of the Merger Agreement by Corixa’s stockholders, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions.

     At the effective time of the Merger, each outstanding share of Corixa’s common stock will be converted into the right to receive $4.40 in cash, each outstanding share of Corixa’s Series A preferred stock will be converted into the right to receive $517.65 in cash and each outstanding share of Corixa’s Series B preferred stock will be converted into the right to receive $172.01 in cash. In addition, each outstanding option to purchase shares of Corixa’s common stock will be cancelled at the time of the Merger, with holders of options (whether or not vested) with an exercise price less than $4.40 entitled to receive for each such option a cash payment equal to (i) the excess, of $4.40 over the per share exercise price for the option multiplied by (ii) the number of shares subject to such option.

     The Merger Agreement contains customary representations, warranties and covenants, including covenants relating to obtaining the requisite approvals of the stockholders of Corixa, restricting the solicitation of competing acquisition proposals by Corixa and Corixa’s conduct of its business between the date of the signing of the Merger Agreement and the closing of the Merger. The Merger Agreement also provides for the payment of a termination fee of $10 million by Corixa to GSK in specified circumstances in connection with the termination of the Merger Agreement.

     The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other party to the Merger Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) may have been qualified by disclosures made to the other party in connection with the Merger Agreement, (ii) will not survive consummation of the Merger and cannot be the basis for any claims under the Merger Agreement by the other party after termination of the Merger Agreement, except if willfully false as of the date of the Merger Agreement, (iii) are subject to a materiality standard that may differ from what may be viewed as material by investors and (iv) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

     Steven Gillis, Ph.D., Robert Momsen, Arnold Oronsky, Ph.D. and certain affiliates of Messrs. Momsen and Oronsky, and Sprout Capital IX, L.P. and certain of its affiliates, which, collectively, beneficially own approximately 11% of Corixa’s outstanding capital stock, have agreed, pursuant to individual Support Agreements with GSK, each dated as of April 29, 2005 (collectively, the “Support Agreements”), that they will vote all their shares in favor of the Merger and the adoption of the Merger Agreement and against any other proposal or offer to acquire Corixa. In addition to the Support Agreements, under the terms of the Merger Agreement, GSK is required to vote, and use reasonable best efforts to cause certain of its affiliates to vote, its shares of Corixa’s common stock in favor of the Merger and the adoption of the Merger Agreement and against any other proposal or offer to acquire Corixa. GSK, together with these affiliates, beneficially owns approximately 8% of Corixa’s outstanding capital stock.

     The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Important Additional Information to Be Filed With the SEC

     Corixa plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with the Merger. The Proxy Statement will contain important information about Corixa, the Merger and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it becomes available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Corixa through the web site maintained by the SEC at www.sec.gov as well as the web site maintained by Corixa at www.corixa.com. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Corixa by contacting Investor Relations, Corixa Corporation, 1900 9th Avenue, Suite 1100, Seattle, Washington 98101.

     Corixa and its directors and executive officers and certain other of its employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from Corixa stockholders in respect of the Merger contemplated by the Merger Agreement. Information regarding the persons who maybe considered participants in the proxy solicitation will be set forth in the Corixa proxy statement when it is next filed with the SEC.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

2.1	Agreement and Plan of Merger by and among SmithKline Beecham Corporation (doing business as GlaxoSmithKline), GSK Delaware Corp. and Corixa Corporation dated April 29, 2005

99.1	Press Release of Corixa Corporation dated April 29, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORIXA CORPORATION
Date: May 2, 2005	By:	/s/ Steven Gillis
	Name:	Steven Gillis, Ph. D.
	Its:	Chairman and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among SmithKline Beecham Corporation (doing business as GlaxoSmithKline), GSK Delaware Corp. and Corixa Corporation dated April 29, 2005
99.1	Press Release of Corixa Corporation dated April 29, 2005